Exhibit 99.1

FOR IMMEDIATE RELEASE

Inogen Strengthens Board of Directors with Addition of Kristen Miranda

Goleta, California, February 16, 2021 —Inogen, Inc. (NASDAQ: INGN), a medical technology company offering innovative respiratory products for use in the homecare setting, announced today that Kristen Miranda has been appointed to its Board of Directors, effective March 1, 2021. In addition, Ms. Miranda was appointed to the Board’s Compensation Committee.  She will serve as a Class I director, with a term expiring at the annual meeting of stockholders to be held in 2021.  Ms. Miranda fills the vacancy on the Board and the Board’s Compensation Committee created by the resignation of Scott Beardsley, who resigned effective February 12, 2021.  Mr. Beardsley had served as a member of Inogen’s Board since 2017.

“Increasing patient access to Inogen’s innovative solutions is our mission and vision. We are privileged to have someone with Kristen’s deep healthcare background, as well as extensive payor relations skills, join us at this stage,” said Nabil Shabshab, Inogen’s CEO and President. "Her expertise will be a significant asset as we work to increase payor acceptance of our products, and we look forward to Kristen’s guidance and leadership as a member of our Board.”

"I am delighted to be working with Inogen’s talented and inspired executive team and Board of Directors," said Ms. Miranda. “Their best-in-class portable oxygen concentrators provide enhanced freedom and independence to oxygen therapy patients worldwide, and I look forward to contributing to the next phase of Inogen’s growth as we continue to seek ways to increase patient access to our technologies, expand the business, and enhance shareholder value."

Ms. Miranda has served as Aetna’s West Region President since 2017, having profit and loss accountability for an organization spanning 14 states. Prior to joining Aetna, she served as the Chief Integration Officer for Agilon Health from 2016 to 2017 and in various senior leadership roles for Blue Shield of California from 2006 to 2016 including Senior Vice President, Strategic Partnerships and Innovation as well as Vice President, Provider Network Management. Prior to that, Ms. Miranda held leadership roles at various healthcare firms including Wellpoint from 2003 to 2006, CIGNA from 1998 to 2003, Health Net from 1995 to 1998, Dignity Health from 1993 to 1995, and First Health from 1989 to 1993. Ms. Miranda earned a Bachelor of Arts degree in Anthropology from the University of California, Davis and is a nationally known speaker on innovation in healthcare.

Added Dr. Heath Lukatch, Inogen’s Chairman of the Board of Directors, “I want to welcome Kristen to Inogen’s board and I would like to thank Scott Beardsley for his extensive contributions to Inogen over the past three years. He was an integral member of our team as we successfully grew the company, launched our latest innovative portable oxygen concentrator the Inogen One G5, and expanded our product line through the New Aera acquisition.”

Exhibit 99.1

About Inogen

We are a medical technology company offering innovative respiratory products for use in the homecare setting.  We primarily develop, manufacture and market innovative portable oxygen concentrators used to deliver supplemental long-term oxygen therapy to patients suffering from chronic respiratory conditions.

For more information, please visit www.inogen.com.

Cautionary Note About Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, statements concerning or implying Inogen’s future financial performance, trends and opportunities affecting Inogen, and the ability of management personnel and our board of directors, individual and as a whole, to contribute to increasing patient access to our products and technologies, expanding our business, and increasing value for our shareholders. Forward-looking statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from currently anticipated results, including, but not limited to, risks arising from the possibility that Inogen will not realize anticipated revenue; the risks related to the COVID-19 public health emergency (PHE); the impact of changes in reimbursement rates and reimbursement and regulatory policies; the possible loss of key employees, customers, or suppliers; risks relating to Inogen’s acquisition of New Aera and the integration of New Aera’s business and operations within those of Inogen; risks relating to reimbursement coding of the Tidal Assist© Ventilator (TAV); the possibility that Inogen will not realize anticipated revenue from the technology acquired from New Aera or that expenses and costs will exceed Inogen’s expectations; intellectual property risks if Inogen is unable to secure and maintain patent or other intellectual property protection for the intellectual property used in its products; and intellectual property risks relating to the acquisition of New Aera, including the risk of intellectual property litigation. In addition, Inogen's business is subject to numerous additional risks and uncertainties, including, among others, risks relating to market acceptance of its products; competition; its sales, marketing and distribution capabilities; its planned sales, marketing, and research and development activities; interruptions or delays in the supply of components or materials for, or manufacturing of, its products; seasonal variations; unanticipated increases in costs or expenses; and risks associated with international operations. Information on these and additional risks, uncertainties, and other information affecting Inogen's business and operating results are contained in Inogen's Quarterly Report on Form 10-Q for the quarter ended September 30, 2020.  These forward-looking statements speak only as of the date hereof. Inogen disclaims any obligation to update these forward-looking statements except as may be required by law.

Investor Relations Contact:

Matthew Pigeon

mpigeon@inogen.net

Media Contact:

Byron Myers

805-562-0503